UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Markel Corporation

(Name of Registrant as Specified In Its Charter)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

Notice is hereby given that the 2006 Annual Meeting of Shareholders of Markel Corporation (the “Company”) will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Monday, May 22, 2006, starting at 4:30 p.m.

The purposes for which the meeting is being held are:

1. To elect a Board of Directors consisting of 8 persons to serve for the ensuing year;

2. To ratify or reject the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting.

It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2005 is being mailed to you with this Notice and the Proxy Statement.

You are cordially invited to attend the meeting.

By Order of the Board of Directors

Gregory B. Nevers

Secretary

April 6, 2006

4521 Highwoods Parkway

Glen Allen, Virginia 23060

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2006

The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held May 22, 2006, or any adjournments of the meeting, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about April 6, 2006. The Board of Directors has fixed the close of business on March 30, 2006, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments. Each holder of record of the Company’s Common Stock, no par value (the “Common Stock”), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 9,661,001 shares of Common Stock were outstanding and entitled to vote at the meeting.

If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

The shares represented by all properly executed proxies received by the Secretary of the Company will be voted as set forth in the proxy or as the shareholder otherwise directs in the proxy. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

April 6, 2006

PRINCIPAL SHAREHOLDERS

The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of February 10, 2006, except as otherwise noted, by (i) each director; (ii) each person named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock; and (iv) all directors and persons named in the Summary Compensation Table as a group. For purposes of this table, “beneficial ownership” includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Name	Direct Ownership	Other Ownership	Total Beneficial Ownership	Percent
Alan I. Kirshner	61,333[a]	243[b]	61,576	*
Anthony F. Markel	210,460	78,766[c]	289,226	2.99%
Steven A. Markel	270,397	175,862[d]	446,259	4.62%
Thomas S. Gayner	23,896[e]	2,447[f]	26,343	*
Paul W. Springman	18,483[e]	4,200[b]	22,683	*
J. Alfred Broaddus, Jr.	109[g]		109	*
Douglas C. Eby	5,036[h]	— [j]	5,036	*
Leslie A. Grandis	17,934[h]	525[b]	18,459	*
Stewart M. Kasen	10,817[h]	—	10,817	*
Jay M. Weinberg	1,165[h]	—	1,165	*
Richard R. Whitt, III	3,330[i]	—	3,330	*
All directors and persons named in the Summary Compensation Table as a group	622,960	262,043	885,003	9.15%
Ariel Capital Management, LLC., 200 E. Randolph Drive, Suite 2900 Chicago, IL 60601	1,439,208[k]	—	—	14.69%

*	Less than 1% of class

[a]	Includes 20,000 shares pledged by Mr. Kirshner to secure delivery obligations under prepaid variable forward contracts.

[b]	Owned by spouse as to which beneficial ownership is disclaimed.

[c]	Includes 60,000 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,443 shares held in trust for his children and for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 8,177 shares held as trustee for the benefit of Mr. Anthony F. Markel’s children as to which he disclaims beneficial ownership. Includes 6,000 shares held by Mr. Markel’s wife as to which shares he disclaims beneficial ownership. Includes 2,146 shares held by Mr. Markel’s wife as trustee for the benefit of a child as to which Mr. Markel disclaims beneficial ownership.

[d]	Includes 30,000 shares held in a Grantor Retained Annuity Trust for which Mr. Steven A. Markel is trustee and partial beneficiary. Includes 4,375 shares held as trustee and partial beneficiary of a testamentary trust, 81,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 22,716 shares held as co-trustee for the benefit of Mr. Kirshner’s children, 23,845 shares held as co-trustee for the benefit of Mr. Anthony F. Markel’s children, and 13,200 shares held as trustee under a trust for non-employee directors under the Company’s 1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership.

[e]	Excludes 2,325 Restricted Stock Units subject to vesting requirements.

[f]	Includes 447 shares held as trustee for the benefit of his wife and 2,000 shares held by Mr. Gayner’s wife as to all of which shares Mr. Gayner disclaims beneficial ownership.

[g]	Excludes 1,000 Restricted Stock Units granted to Mr. Broaddus which vest ratably over a five-year period from the date of grant (August 2004) but will not be issued until 2009.

[h]	Excludes 1,000 Restricted Stock Units which vest ratably over a five-year period from the date of grant (May 2003) but will not be issued until 2008.

[i]	Excludes 377 Restricted Stock Units subject to vesting requirements.

[j]	Based upon a filing on Form 13F filed on February 14, 2006 by Torray LLC and others. Torray LLC has shared voting and investment power with respect to 390,063 shares. In accordance with written procedures adopted by his employer, Mr. Douglas C. Eby, President of Torray LLC, exercises no voting or investment control over these Markel shares and accordingly Mr. Eby claims no beneficial ownership as to these shares.

[k]	Based upon an Amended Schedule 13G filed on February 13, 2006.

ELECTION OF DIRECTORS

Nominees

A board of eight directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company’s Board of Directors presently consists of eight directors. All Board members are expected to attend the Company’s annual meeting absent unusual circumstances. Each of the nominees named below attended the Company’s annual meeting in 2005.

Each of the nominees has consented to being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the following table.

It is expected that each of the nominees will be able to serve, but in the event that any nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, the eight nominees receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.

Name, Age, Positions with the Company or Principal Occupation For Past Five Years, and Other Information	Director Since
ALAN I. KIRSHNER, 70 Chairman of the Board of Directors and Chief Executive Officer since September 1986. President from 1979 to March 1992.	1978

ANTHONY F. MARKEL, 64 President and Chief Operating Officer since March 1992. Executive Vice President from 1979 to March 1992. Director of Hilb, Rogal & Hobbs Company.	1978

STEVEN A. MARKEL, 57 Vice Chairman since March 1992. Treasurer from October 1986 to August 1993. Executive Vice President from October 1986 to March 1992. Director of S&K Famous Brands, Inc.	1978

J. ALFRED BROADDUS, JR., 66 Private Investor; President of Federal Reserve Bank of Richmond from 1993 to 2004. Director of Albemarle Corporation, Owens & Minor, Inc. and T. Rowe Price Group Inc.	2004

DOUGLAS C. EBY, 46 President of Torray LLC and its predecessors, an independent money management firm located in Bethesda, Maryland since 1992. Vice President of The Torray Fund, an investment fund managed by Torray LLC.	2001

LESLIE A. GRANDIS, 61 Partner, McGuireWoods LLP, Richmond, Virginia, attorneys-at-law, since 1974. Director of CSX Trade Receivables Corporation.	1987

STEWART M. KASEN, 66 President, CEO and Director, S&K Famous Brands, Inc., Richmond, Virginia, since April 2002. President, Schwarzschild Jewelers, Richmond, Virginia, from September 2001 to April 2002. Private Investor from October 1999 to August 2001. Director of K2 Inc. and Lenox Group, Inc.	1987

JAY M. WEINBERG, 73 Chairman Emeritus, Hirschler Fleischer, a professional corporation, attorneys-at-law; member of firm since 1959. Director of First Capital Bank.	2003

Family Relationships

Anthony F. Markel and Steven A. Markel are first cousins.

Corporate Governance; Committees of the Board of Directors

The Board of Directors has adopted Corporate Governance Guidelines and written charters for the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. The Corporate Governance Guidelines and the written charters for each of these Committees are published on the Company’s website, www.markelcorp.com. Shareholders may also obtain printed copies of the Guidelines and the Committee charters by writing Mr. Bruce Kay, Vice President of Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671. The following table reflects Committee membership and the chair of each Committee.

	Audit	Compensation	Nominating/Corporate Governance
J. Alfred Broaddus, Jr.	Member		Member
Douglas C. Eby	Member	Member	Member
Leslie A. Grandis		Chair	Member
Stewart M. Kasen	Chair		Member
Jay M. Weinberg	Member	Member	Chair

The Board has determined that each of Messrs. Broaddus, Eby, Grandis, Kasen and Weinberg are “independent” of management under applicable New York Stock Exchange rules and certain categorical standards for determining independence adopted by the Nominating/Corporate Governance Committee. Those standards are as follows:

A director is considered independent without further Board determination if the director meets NYSE standards and unless:

•	The director or a member of his or her immediate family is or has been an employee within the past three years. Employment as an interim Chairman or CEO shall not disqualify a director from being independent following that employment.

•	The director or a member of his or her immediate family has received, in any 12 month period within the past three years, more than $100,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation.

•	The director or a member of his or her immediate family is, or within the past three years has been, affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company.

•	The director or a member of his or her immediate family is, or within the past three years has been, employed as an executive officer of another company where any of the Company’s present executive officers serve or served at the same time on that company’s compensation committee.

•	The director is an employee, or a member of his or her immediate family is an executive officer, of a company that made payments to or received payments from the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

•	The director or a member of his or her immediate family is an executive officer of a tax exempt organization which in any single fiscal year receives contributions from the Company in an amount greater than $1,000,000.

•	The director or a member of his or her immediate family receives discounted goods or services from the Company if the value of such discount exceeds $100,000 in any single fiscal year.

For these purposes “immediate family” means a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

The independent directors meet regularly in executive session without management at each scheduled Board meeting and at such other times as the independent directors deem appropriate. At each meeting of independent directors one of the independent directors serves as the “chair” or “presiding” director for that meeting. This role is rotated among independent directors in alphabetical order. Any shareholder wishing to communicate with the independent directors should write to Independent Directors in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

Compensation of Directors

Starting in May 2005, each non-employee director is paid an annual fee of $30,000 and reimbursement of expenses incurred in connection with attending meetings. Prior to this change, non-employee directors received an annual fee of $10,000 and $1,250 for each meeting, including committee meetings on days other than regularly scheduled board meetings. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company’s Employee Stock Purchase and Bonus Plan (the “Stock Plan”). Under this plan amounts specified by a director are withheld from a director’s fees and forwarded to an independent administrator who purchases shares of the Company’s Common Stock on behalf of the director participant. In addition the Company provides a “bonus” of 10% of the net increase in shares owned under the plan in a calendar year. Mr. Broaddus, Mr. Eby, Mr. Grandis and Mr. Weinberg participated in the Stock Plan during 2005, and received bonus shares worth $3,281, $4,085, $1,525 and $3,281, respectively. The Company also offers loans to all employees to facilitate the purchase of shares under this plan. To comply with the requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), effective as of July 30, 2002 executive officers and directors may no longer receive new loans under the Stock Plan. Messrs. Kasen, Grandis and Eby have previously borrowed under the Stock Plan. See “Certain Transactions.”

In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the “Directors Plan”) which provided for one-time automatic awards to non-employee directors of options to purchase 6,000 shares of the Company’s Common Stock. This plan terminated, as to future grants, on December 31, 1998. The Directors Plan was amended in early 1999 to permit participants to defer receipt of shares of Common Stock upon exercise of options. Three non-employee directors previously exercised options and deferred receipt of shares under the Directors Plan.

During 2003, non-employee directors (Messrs. Eby, Grandis, Kasen, and Weinberg ) were each awarded 1,000 Restricted Stock Units under the Markel Corporation Omnibus Incentive Plan. Each Unit represents the right to receive one share of Common Stock. The Units vest ratably over five years with no shares to be issued until the end of five years. Mr. Broaddus received a similar award upon his appointment to the Board in 2004. The Board expects that upon issuance of shares under previously granted restricted stock unit awards, or if a new non-management director joins the Board, the Board will approve new awards of restricted stock units with the amount and terms of such awards to be determined at that time.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee is appointed by the Board to identify individuals qualified to become Board members; assists the Board in reviewing the independence, skills and characteristics of Board members as well as the size and composition of the Board; recommends to the Board the director nominees for the next annual meeting of shareholders; recommends to the Board director nominees for each committee of the Board; and oversees the governance of the Corporation including recommending to the Board Corporate Governance Guidelines for the Corporation.

While the Committee has not adopted minimum criteria, it considers several qualifications when considering candidates for the Board. Among the most important qualities are personal and professional ethical standards, integrity and values. Candidates should have personal or professional experience which will contribute to the Company’s success and they should be committed to representing the long-term interests of all of the shareholders and should not have any interests which conflict with service with the Company. Directors must also have practical wisdom and mature judgment. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the Board for an extended period of time.

Any shareholder wishing to recommend a nominee for consideration, should write to the Chairman of the Nominating/Corporate Governance Committee in care of the Company Secretary at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060.

All of the current nominees for director are standing for reelection to the Board.

The Nominating/Corporate Governance Committee held two meetings during 2005.

Code of Conduct

The Board of Directors has adopted a Code of Conduct which is applicable to all directors and associates, including executive officers. The Company has posted the Code of Conduct on its website, www.markelcorp.com. The Company intends to disclose any amendments to the Code of Conduct, as well as any waivers for directors or executive officers, by posting such information on its website. Shareholders may obtain printed copies of the Code of Conduct by writing Mr. Bruce Kay, Vice President of Investor Relations, at 4521 Highwoods Parkway, Glen Allen, Virginia, 23060, or by calling (800) 446-6671.

EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee is appointed by the Board to review and approve corporate goals relevant to compensation for executive officers; evaluate executive officer performance and in light of that performance approve annual and long term compensation; administer incentive stock plans and approve or recommend executive incentive compensation plans and equity based plans in which executive officers and members of the Board participate. The Committee also discusses succession planning with the Chief Executive Officer and other executive officers and periodically reports its views to the full Board.

The Compensation Committee held two meetings during 2005.

The following table provides compensation information for the Company’s Chief Executive Officer and other executive officers.

SUMMARY COMPENSATION TABLE(1)

			Annual Compensation		Other Annual Compensation ($)	Long Term Compensation Restricted Stock Unit Awards ($)(2)	All Other Compensation ($)(3)
Name and Principal Position	Year		Salary ($)	Bonus ($)
Alan I. Kirshner Chairman and CEO	2005 2004 2003		588,154 474,039 450,000	150,000 625,000 180,000		— — —	39,483 111,058 99,736

Anthony F. Markel President and COO	2005 2004 2003		563,138 474,039 450,000	143,750 625,000 180,000		— — —	114,658 159,522 145,702

Steven A. Markel Vice Chairman	2005 2004 2003		556,192 474,039 450,000	143,750 625,000 180,000		— — —	89,832 122,948 112,594

Thomas S. Gayner Executive Vice President and Chief Investment Officer	2005 2004 2003		437,115 412,019 400,000	225,000 531,250 440,000		168,750 398,438 330,000	26,954 31,835 27,632

Paul W. Springman Executive Vice President	2005 2004 2003		437,115 412,019 400,000	225,000 531,250 440,000		168,750 398,438 330,000	50,161 66,846 54,046

Richard R. Whitt, III Senior Vice President and Chief Financial Officer	2005	(4)	294,808	207,500	521,020	118,125	22,207

(1)	In accordance with applicable rules of the Securities and Exchange Commission, this table excludes all amounts paid under group life, health, hospitalization, medical reimbursement and relocation plans which do not discriminate in scope, terms or operation in favor of persons named in the Summary Compensation Table or directors. This table also excludes for each person named in the Summary Compensation Table the value of perquisites if they do not exceed the lesser of $50,000 or 10% of bonus and salary for such person. See “Certain Transactions—Other Transactions.”

(2)

Mr. Gayner, Mr. Springman and Mr. Whitt received Restricted Stock Units for the years shown with the value reflected in the table above. The total number of Units held and their value at December 31, 2005 (not including units awarded for 2005) was 2,325 and $737,141 for each of Mr. Springman and Mr. Gayner and

377 and $119,528 for Mr. Whitt. The Units provide for five-year cliff vesting subject to acceleration upon the occurrence of certain events, as more fully described in the “Compensation Committee Report on Executive Compensation—Bonus Plan for Executive Officers.” Holders of Units are not entitled to receive any dividends prior to vesting and issuance of the shares underlying the Units.

(3)	Amounts shown in this column include the Company’s contributions under the Company’s Retirement Savings (401k) Plan in the amount of $18,900 for each person named in the Summary Compensation Table. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $20,583 for Mr. Kirshner, $95,758 for Anthony Markel and $70,932 for Steven Markel pursuant to Employment Agreements which provide for earnings on previously deferred compensation. Includes for Mr. Springman, Mr. Gayner, and Mr. Whitt $31,261, $8,054 and $3,307, respectively, representing the difference between the interest rate charged on loans made to them under the Company’s stock loan plans and 120% of the applicable federal long-term rate at the time the loan was made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). See “Certain Transactions-Loan Program” below. In accordance with applicable rules the information in this footnote relates only to 2005.

(4)	Mr. Whitt became Senior Vice President and Chief Financial Officer of the Company on May 23, 2005. The 2005 salary shown for Mr. Whitt includes the salary associated with Mr. Whitt’s service until May 22, 2005, as Executive Vice President and Chief Administrative Officer of the Company’s London based subsidiary, Markel International Limited. The “other annual compensation” amount shown for Mr. Whitt reflects tax equalization payments ($381,545), housing allowance ($43,542), cost of living and other adjustments ($56,965) and reimbursed travel costs ($38,968) associated with Mr. Whitt’s employment by Markel International Limited.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Messrs. Grandis, Eby, and Weinberg are members of the Compensation Committee of which Mr. Grandis is Chairman. The Compensation Committee establishes and reviews the compensation of executive officers including the Chairman and CEO and administers incentive stock plans.

The Company’s compensation packages for Executive Officers for 2005 consisted of base salary, annual bonuses based on growth in book value per share, contributions to retirement plans, earnings on previously deferred compensation in the case of Messrs. Kirshner, Anthony Markel and Steven Markel, and in the case of Messrs. Gayner, Springman and Whitt, performance based bonuses payable in Restricted Stock Units.

In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company’s compensation structure. The Company’s overall compensation philosophy, which also applies to executive officers, is to establish base salaries at minimum levels deemed to be competitive while providing exceptional performance based bonus opportunities. Annual base salaries for executive officers were set at $600,000 for Mr. Kirshner, $575,000 for Anthony Markel and Steven Markel and $450,000 for Messrs. Springman and Gayner effective as of July 1, 2005. Mr. Whitt’s annual base salary was set at $315,000 upon his election as Senior Vice President and Chief Financial Officer in May 2005. In establishing salaries, including Mr. Kirshner’s salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company’s operating performance. The Committee also considers total compensation of executive officers relative to total compensation of other senior officers of the Company and its subsidiaries.

In addition to base salary, the Committee awarded cash bonuses under the Markel Corporation Executive Bonus Plan which provides for cash bonuses based on growth in book value. The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices.

Bonus Plan For Executive Officers

Under the Executive Bonus Plan, bonuses for Messrs. Kirshner, Anthony Markel and Steven Markel, expressed as a percentage of base salary, are awarded based on a five-year average of the compound growth in book value per share of Common Stock. Book value calculations are subject to adjustment to reflect capital or other transactions after January 1, 2003 which impact reported book value per share. The five year average compound growth in book value for the year ended December 31, 2005 was 11% and accordingly, bonuses equal to 25% of base salary were paid to those individuals for 2005.

The bonus awards for Mr. Gayner, Mr. Springman and Mr. Whitt for 2005 were similar to those of the other executive officers but were based on growth in book value per share for the period beginning January 1, 2003 to the measurement date. The three year average compound growth in book value for the year ended December 31, 2005, adjusted to reflect share repurchases, was 14% and accordingly, bonuses equal to 50% of base salary were paid to Mr. Springman, Mr. Gayner and Mr. Whitt for 2005. In addition, the Committee made a discretionary bonus award of $50,000 to Mr. Whitt (making his total cash bonus $207,500) in recognition of his partial year’s service at the Company’s subsidiary and in recognition of his accomplishments in transitioning to the role of Chief Financial Officer. Bonus amounts paid are reflected in the Summary Compensation Table.

For calendar year 2006, a sub-committee of the Compensation Committee adopted the following schedule of awards for Executive Officers and, as noted above, similar awards for Mr. Gayner, Mr. Springman and Mr. Whitt which will build to a five year average over time. Book value calculations are subject to adjustment to reflect capital or other transactions after January 1, 2003 which impact reported book value per share.

5 Year Average Compound Growth In Book Value Per Share	Bonus as % of Base Salary
Under 11%	0%
11%	25%
12%	30%
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	100%
19%	110%
20%	125%
21%	145%
22%	170%
23%	200%
24%	250%

The subcommittee also approved, pursuant to the Omnibus Incentive Plan, Restricted Stock Units awards for Mr. Springman, Mr. Gayner and Mr. Whitt equal in value to a specified percentage of base salary and based on the compound growth in book value per share. Each Unit represents the right to receive one share of Common Stock. As with the cash bonus award, this Restricted Stock Unit Award is based on growth in book value from January 1, 2003 to the measurement date, with any future awards anticipated to build over time to a five-year average. The Restricted Stock Units provide for “cliff” vesting (i.e. all at once, not ratably) five years after the end of the year for which the award is made. Early vesting, in whole or in part, may occur in the event of death, disability, retirement, following a change in control and job loss or in the event the Committee determines the executive had an approved termination of employment. In the event of early vesting the shares will generally not be issued until the end of the five year period. The awards and shares received under them may be subject to forfeiture and/or partial recapture if (i) the executive is terminated for cause, (ii) the executive becomes associated with a business which competes with the Company, or (iii) the Committee determines the executive has engaged in conduct detrimental to the interests of the Company.

The value of Restricted Stock Unit awards are reflected in the Summary Compensation Table.

For calendar year 2006 the subcommittee has awarded Restricted Stock Units to each of Mr. Gayner, Mr. Springman and Mr. Whitt as set forth below.

Restricted Stock Units, expressed in dollars as a percentage of base salary, will be based on growth in book value per share of Common Stock. For 2006, the relevant measure will be growth in book value per share averaged for the period beginning January 1, 2003 to December 31, 2006. Book value calculations are subject to adjustment to reflect capital or other transactions which impact reported book value per share.

Growth in Book Value Per Share	Value of Restricted Stock Units As % of Base Salary
Under 11%	0%
11%	18.75%
12%	22.5%
13%	30%
14%	37.5%
15%	45%
16%	56.25%
17%	67.5%
18%	75%
19%	82.5%
20%	93.75%
21%	108.75%
22%	127.5%
23%	150%
24%	187.5%

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1,000,000 limit on the amount of U. S. compensation that will be deductible for U. S. tax purposes by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation (such as restricted stock unit awards and the Executive Bonus Plan described above) that meets certain requirements will not be subject to the deduction limit. The Committee will retain discretion to make bonus payments outside of the Executive Bonus Plan and Omnibus Incentive Plan but the Committee expects such payments, if any, will be unusual and based on unique circumstances. The Committee will continue to monitor the impact of the Section 162(m) limit and will attempt to minimize the loss of tax deductions in future years as long as doing so is consistent with the Committee’s objectives for management compensation.

MEMBERS OF THE COMPENSATION COMMITTEE

Leslie A. Grandis, Chairman, Douglas C. Eby, Jay M. Weinberg

Performance Graph

The following graph compares the cumulative total return (based on share price) on the Company’s Common Stock with the cumulative total return of companies included in the S&P 500 Index and the Dow Jones Property and Casualty Insurance Companies Index. This information is provided in accordance with SEC requirements and is not necessarily indicative of future results.

	2000	2001	2002	2003	2004	2005
Markel Corporation	100	99	114	140	201	175
S&P 500	100	88	69	88	98	103
Dow Jones Property & Casualty Insurance	100	96	89	111	122	141

•	$100 invested on 12/31/00 in stock or index—including reinvestment of dividends. Fiscal years ending December 31.

Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines applicable to the Company’s Executive Officers and senior officers (currently 20 persons) of the Company and its subsidiaries (“Senior Officers”). The guidelines require Executive Officers to acquire and maintain ownership of stock with a value at least equal to five times base salary. Senior Officers are required to acquire and maintain ownership of stock with a value at least equal to three times base salary. Newly hired or newly promoted officers are expected to reach these minimum levels of ownership within three to five years. Restricted Stock Unit awards are not considered “owned” for these purposes until fully vested. As of the date of this proxy statement, all Executive Officers and Senior Officers met or exceeded these guidelines, except Mr. Whitt who was promoted in May 2005, and three other Senior Officers who recently joined the Company and are building their ownership in accordance with the guidelines.

Employment Agreements

The Company has entered into employment agreements with Mr. Kirshner, Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive’s employment without cause. In response to the American Jobs Creation Act of 2004 (“AJCA”), which among other matters imposes excise taxes on certain types of deferred compensation, the agreements were amended as of January 1, 2005 to eliminate ongoing deferrals while ‘grandfathering’ deferrals made prior to December 31, 2004.

Each executive has agreed to preserve the confidentiality of the Company’s proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive’s death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company’s obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination (beginning six months after termination if certain AJCA provisions apply). The agreements also provide for annual salary reviews, bonuses by the Board of Directors, five weeks of annual vacation and participation in health, 401k and other benefit plans available to all U.S. employees.

Amounts of deferred compensation previously set aside will continue to accrue interest at the rate of 8% per annum compounded annually. The deferred compensation benefit is payable at a time elected by the executive or failing an election upon the executive’s death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Internal Revenue Code. Amounts accrued for the year ended December 31, 2005, are included in the Summary Compensation Table in the “All Other Compensation” column. As of December 31, 2005 total amounts accrued for Messrs. Kirshner, Anthony Markel and Steven Markel were $278,000, $1,293,000 and $958,000, respectively.

The Company has entered into similar agreements with Mr. Gayner, Mr. Springman and Mr. Whitt but these agreements do not provide for deferred compensation benefits. In addition, the agreements provide for the payment of salary and benefits for 12 months following the executive’s termination of employment for Good Reason following a Change in Control. Subject to compliance with covenants regarding confidentiality and non-competition, at the end of such 12 month period the executive will also be entitled to receive a lump sum payment equal to the amount of bonus, if any, paid to the executive for the calendar year preceding the year in which termination occurs. For these purposes “Good Reason” means a reduction in aggregate salary and bonus opportunity; a material reduction in duties or responsibilities; a material change in working conditions compared to similarly situated executives or a change by more than 50 miles in the location from which the executive is expected to perform his duties. “Change in Control” means generally the liquidation or dissolution of the Company; the acquisition of 20% or more of the Company’s outstanding shares; a business combination involving the Company or a change in a majority of the incumbent Board of Directors of the Company, in each case unless the owners of 50% or more of the Company’s outstanding voting securities prior to the transaction remain the owners of 50% or more of the outstanding voting securities of the Company or other resulting entity following a transaction.

Certain Transactions

Loan Program

In order to encourage employee and director share ownership, the Company’s Stock Plan includes a loan program component (the “Loan Program”) available to all employees and non-employee directors. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers will continue in accordance with their terms in effect on July 30, 2002. The Loan Program is designed to facilitate the purchase of shares of the Company’s Common Stock. In 2000, the Loan Program was amended to provide for an incentive payment if the Company’s growth in book value goals are met. This incentive payment feature was extended to all outstanding loans as well.

The incentive payment feature applicable to the “grandfathered” loans for executive officers and directors is based on a five-year compound annual growth in book value (“Company Incentive Payment”) as follows:

5 year Average Compound Annual Growth in Adjusted Book Value Per Share	Company Incentive Payment as % of Original Loan Balance
Under 15%	0%
15%	1.25%
16%	2.0%
17%	2.75%
18%	3.5%
19%	4.25%
20%	5%
21%	5.75%
22%	6.5%
23%	7.25%
24%	8.0%
25%	8.75%
Over 25%	Discretionary

For these purposes, book value is adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value per share and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued. The five-year average compound growth in adjusted book value per share for 2005 was 12% and accordingly no Company Incentive Payments were made on “grandfathered” loans under the Loan Program.

All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Gayner, Springman, Whitt and Eby and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time, must be repaid in the event of an employee’s termination, or in the event a non-employee director ceases to be a director, and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the Loan Program (including bonus shares awarded in connection with the Loan Program) without the Company’s prior consent.

The largest aggregate amount of principal and interest outstanding during 2005 on stock loans made to the named officers and directors was as follows: Douglas C. Eby—$880,757; Thomas S. Gayner—$245,200; Leslie A. Grandis—$211,045; Stewart M. Kasen—$211,045; Paul W. Springman—$1,022,382; Richard R. Whitt, III—$109,142. At December 31, 2005 the amount of interest and principal outstanding on stock loans to the named officers and directors was as follows: Douglas C. Eby—$809,447; Thomas S. Gayner—$220,111; Leslie A. Grandis—$155,651; Stewart M. Kasen—$155,651; Paul W. Springman—$934,249; Richard R. Whitt, III—$91,127.

Other Transactions

Markel Gayner Asset Management Corporation, a Company subsidiary, provides investment advisory services to the Company and private clients. Certain private clients, including Company employees, several executive officers and a non-management director, receive a 50% discount on the fees charged by Markel Gayner. The amount of the discount in 2005 for the individuals named in the Summary Compensation Table and/or trusts or other entities related to them and a non-management director were as follows: Alan I. Kirshner—$11,211; Anthony F. Markel—$16,156; Steven A. Markel—$20,308; Stewart M. Kasen—$2,378.

Mr. Kirshner’s spouse, son-in-law and sister-in-law are each employed by a Company subsidiary as Executive Producer, Divisional Vice President and Product Line Team Leader, respectively. For 2005, total compensation to Mr. Kirshner’s spouse was less than $60,000. Total salary and performance based bonuses for Mr. Kirshner’s son-in-law and sister-in-law were $319,265 and $194,898, respectively. Cre Run Enterprises, LLC, an entity controlled by Mr. Kirshner, purchased insurance on an arm’s length basis from Company subsidiaries during 2005 for total premiums of approximately $60,000.

Steven A. Markel’s daughter joined the Company in 2005 as a Sponsorship Marketing Specialist with total compensation less than $60,000.

The Company owns a  1/7th interest in Dominion Citation Group, L.C. (“Dominion”), a limited liability company formed to own and operate a private aircraft. The Company’s initial investment in Dominion was approximately $160,000. Steven Markel also owns a  1/7th interest in Dominion. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates believed to be more favorable than those generally available in the market. During 2005, the Company made total payments of approximately $152,400 to Dominion. Effective as of January 1, 2006, the Company purchased Mr. Kirshner’s interest in Dominion for $134,000.

Gary L. Markel is the brother of Anthony F. Markel and was a director until May 2004. Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned or controlled by Gary L. Markel, place insurance with and on behalf of the Company. For 2005, the Company paid $1,017,749 in commissions to those entities.

McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.

Stock Plans For Employees

The Company had no outstanding options held by executive officers or directors during, or as of the end of, 2005.

Equity Compensation Plan Information

The following table presents information as of December 31, 2005 with respect to compensation plans under which shares of the Company’s Common Stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (including Restricted Stock Units)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans[a]
Equity Compensation Plans Approved by Shareholders	19,302[b]	$0	130,698[c]
Equity Compensation Plans Not Approved by Shareholders	962[d]	$0	30,189[e]
Total	20,264	$0	160,887

[a]	The Company has no outstanding options, warrants or rights under the Markel Corporation Omnibus Incentive Plan. This column excludes shares to be issued in respect of outstanding restricted stock units under the Markel Corporation Omnibus Incentive Plan and shares to be issued upon exercise of outstanding options under the Octavian Stock Option Plan.

[b]	Represents shares to be issued in respect of outstanding restricted stock units under the Markel Corporation Omnibus Incentive Plan.

[c]	Shares of Common Stock eligible for issuance or purchase on the open market under the Markel Corporation Omnibus Incentive Plan.

[d]	Outstanding options under Octavian Stock Option Plan.

[e]	Shares of Common Stock eligible for issuance or purchase on the open market under the Markel Corporation Employee Stock Purchase and Bonus Plan.

Summary Description of the Company’s Equity Compensation Plans Not Approved by Shareholders

Markel Corporation Employee Stock Purchase and Bonus Plan

The Employee Stock Purchase and Bonus Plan (“Stock Plan”) provides a method for employees and directors to purchase shares of the Company’s Common Stock on the open market. The Stock Plan has not been approved by shareholders. The Stock Plan provides for the award of bonus shares to participants at the rate of 10% of the net increase in the number of shares of Common Stock owned by a participant in a given year.

In order to encourage employee and director share ownership, the Company’s Stock Plan includes a loan program component (the “Loan Program”) available to all employees and non-employee directors. As required by the Sarbanes-Oxley Act, effective July 30, 2002, new loans under the Loan Program are no longer available to directors and executive officers. Existing loans to directors and executive officers will continue in accordance with their terms in effect on July 30, 2002. The Loan Program also provides for the award of bonus shares to participants at the rate of 5% of the new shares purchased through the Loan Program. The Loan Program also provides for an incentive payment if the Company’s growth in book value goals are met.

Octavian Stock Option Plan

In connection with the Company’s acquisition of Markel International in March 2000, the Company provided for the conversion of options under Markel International’s Octavian Stock Option Plan (“Octavian Plan”) into options to purchase Company Common Stock. The Octavian Plan has not been approved by shareholders. The Octavian Plan provides for the grant of options to former and current members of management of Octavian (now Markel Syndicated Management Limited) based on profit commissions receivable by Markel Syndicate Management for the 1997 to 2000 years of account at Lloyd’s. All outstanding options have a nominal exercise price and are fully exercisable. Options expire seven years from the date of grant. No further options will be issued under this plan.

Compensation Committee Interlocks And Insider Participation

As noted above, the members of the Compensation Committee during 2005 were Messrs. Grandis, Eby, and Weinberg. Messrs. Grandis, and Eby participated in the Company’s Loan Program and as a result had indebtedness outstanding to the Company at December 31, 2005 of $155,651, and $809,447, respectively. In addition, McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company. See-”Certain Transactions.”

SELECTION OF AUDITORS

KPMG LLP, independent registered public accountants, has been selected by the Audit Committee of the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders. In the event the shareholders do not ratify the selection of KPMG LLP, the selection of other independent auditors will be considered by the Audit Committee.

Audit Committee

The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the integrity of the Corporation’s financial statements; (ii) the Corporation’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the independent auditors and the performance of the Corporation’s internal audit function. In addition, the Committee provides an avenue for communication between internal audit, the independent auditors, financial management and the Board.

The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are “independent,” as defined in the listing standards of the New York Stock Exchange. In addition, the Board of Directors, in its business judgment, has determined that all members of the Audit Committee (except Mr. Broaddus who requested he not be considered a “financial expert” until he completes additional service) are “audit committee financial experts” as defined by Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934. In making this determination the Board considered, among other things, the experience described under “Election of Directors” above and other experience considered by the Board to be relevant as summarized below:

Mr. Eby-As President of Torray LLC, supervises and has ultimate oversight responsibility for financial officers preparing financial statements for the company. He has in excess of 20 years of experience in the investment advisory business including review and analysis of financial statements and periodic reports of numerous public and private businesses.

Mr. Kasen-As Chief Executive Officer of several publicly traded companies, has supervised the chief financial officer and/or other accounting personnel in connection with their preparation of financial statements for the companies. He also has served, or currently serves, on the audit committee of several publicly traded companies and he has had extensive experience as a private investor in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

Mr. Weinberg-As President of his law firm (for 15 years) he actively supervised the business and financial management of the firm. He has served, or currently serves, on the audit committee of several companies and he has over 40 years experience as a lawyer serving numerous public and private companies. In his law practice and as a private investor he has had extensive experience in reviewing and analyzing financial statements and periodic reports of numerous public and private businesses.

The Audit Committee held nine meetings during 2005.

Report of the Audit Committee

The Audit Committee acts under a written charter adopted by the Board of Directors, the most recent version being available on the Company’s website. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board and for attesting to management’s assertions regarding internal controls.

In performing its oversight role, the Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP. The Audit Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures from KPMG regarding all independence related relationships required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and other professional standards and regulatory requirements. The Audit Committee has considered whether the provision of non-audit services (none of which related to financial information systems design and implementation) by KPMG is compatible with maintaining independence and has discussed with KPMG their independence. Based on the review and discussions described in this Report, and subject to the limitations on its role and responsibilities described below and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

The members of the Audit Committee are not accountants or auditors and rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that the Company’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements by KPMG LLP has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee also pre-approves all audit services and permitted non-audit services to be performed by KPMG LLP. The Audit Committee has delegated authority for pre-approval between meetings to one or more members of the Committee, provided any decision to grant pre-approval is presented to the full Committee at its next scheduled meeting.

MEMBERS OF THE AUDIT COMMITTEE

Stewart M. Kasen, Chairman, J. Alfred Broaddus, Jr., Douglas C. Eby, Jay M. Weinberg

Total Payments

Total payments by the Company to KPMG LLP for 2005 and 2004 were $4,677,277 and $4,902,136, respectively. Further details are set forth below.

Audit Fees

The aggregate fees billed to the Company by KPMG LLP for audit services for 2005 and 2004 were $4,511,147 and $4,530,155, respectively. Approximately $1.5 million and $1.8 million of the 2005 and 2004 audit fees, respectively, relate to KPMG’s audit of internal control over financial reporting.

Audit-Related Fees

The aggregate fees billed to the Company by KPMG LLP for audit-related services for 2005 and 2004 and not otherwise reported in the preceding paragraph, primarily employee benefit plan audits and internal control documentation assistance, were $52,865 and $59,018, respectively.

Tax Fees

The aggregate fees billed to the Company by KPMG LLP for tax services for 2005 and 2004, primarily tax planning, tax compliance and executive tax services, were $75,520 and $171,896, respectively.

All Other Fees

The aggregate fees billed to the Company by KPMG LLP for all other services for 2005 and 2004, primarily actuarial certifications, were $37,745 and $141,067, respectively. None of the services provided by KPMG LLP consisted of financial information systems design or implementation services.

OTHER MATTERS

The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR NEXT MEETING

Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than December 7, 2006 in order for the proposal to be included in the Company’s proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder.

For shareholder proposals not included in the Company’s proxy statement for the 2006 Annual Meeting, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power in the circumstances set forth in Rule 14a-4(c) of the Exchange Act unless the shareholder making a proposal (i) notifies the Company Secretary of the proposal by February 14, 2007 and (ii) otherwise follows the procedures specified in Rule 14a-4(c).

By Order of the Board of Directors

Gregory B. Nevers

Secretary

April 6, 2006

MARKEL CORPORATION

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of Shareholders to be Held May 22, 2006

The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated April 6, 2006 hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed on the reverse side, all the shares of Common Stock of Markel Corporation, held of record by the undersigned on March 30, 2006, at the Annual Meeting of Shareholders to be held on May 22, 2006, and any adjournment thereof.

(Please date and sign on the reserve side.)

ANNUAL MEETING OF SHAREHOLDERS OF

MARKEL CORPORATION

May 22, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors:

FOR ALL NOMINEES

WITHHOLD AUTHORITY

FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O J. Alfred Broaddus, Jr.

O Douglas C. Eby

O Leslie A. Grandis

O Stewart M. Kasen

O Alan I. Kirshner

O Anthony F. Markel

O Steven A. Markel

O Jay M. Weinberg

2. To ratify or reject the selection by the Audit Committee of the Board of Directors of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. FOR AGAINST ABSTAIN

3. In their discretion, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

This proxy when properly executed will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, AND 2.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder Date: Signature of Shareholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.